Exhibit 99.2

FENNEC PHARMACEUTICALS ANNOUNCES CLOSING OF
PRIVATE OFFERING OF COMMON SHARES IN CANADA

Research Triangle Park, NC, November 18, 2025 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC) (TSX:FRX) (“Fennec” or the “Company”), a specialty pharmaceutical company, today announced the closing of its non-brokered offering of its common shares in Canada, at a price of US$7.50 per share, with certain of its existing institutional shareholders, for aggregate gross proceeds of US$5,025,000.

The offering was made to prospective purchasers resident in any province in Canada (except Quebec) pursuant to the listed issuer financing exemption under Part 5A of National Instrument 45-106 - Prospectus Exemptions and the Company has registered the common shares issued in the offering under the Securities Act of 1933, as amended, pursuant to a prospectus supplement and accompanying prospectus. As the offering was completed pursuant to the listed issuer financing exemption, the common shares issued pursuant to the offering are not subject to a hold period pursuant to applicable Canadian securities laws.

There is an offering document related to the offering that can be accessed under the Company’s profile at www.sedarplus.com and at www.fennecpharma.com. Prospective investors in the Canadian offering should read this offering document before making an investment decision.

The common shares in the offering were offered and sold solely in Canada. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common shares, nor shall there be any sale of common shares, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Fennec is relying upon the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange, such as Nasdaq.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company committed to the fight against ototoxicity in cancer patients who receive cisplatin-based chemotherapy. Fennec is focused on the commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in cancer patients. PEDMARK® received FDA approval in September 2022 and European Commission approval in June 2023 and United Kingdom (U.K.) approval in October 2023 under the brand name PEDMARQSI®.

In March 2024, Fennec entered into an exclusive licensing agreement under which Norgine Pharmaceuticals Ltd., a leading European specialist pharmaceutical company, will commercialize PEDMARQSI® in Europe, U.K., Australia and New Zealand. PEDMARQSI® is now commercially available in the U.K. and Germany.

PEDMARK® has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI® has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection. Further, Fennec has patents providing protection for PEDMARK® until 2039 in both the U.S. and internationally.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company’s ability to obtain necessary capital when needed on acceptable terms or at all, and other risks detailed from time to time in the Company’s filings with the SEC including its Annual Report on Form 10-K for the year ended December 31, 2024. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK®, PEDMARQSI® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2025 Fennec Pharmaceuticals Inc. All rights reserved

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com